UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2010

ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-124829	71-1033391

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

3805 Edwards Road, Suite 400
Cincinnati, OH  45209
(Address of principal executive
offices including zip code)
(513) 824-8297

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On May 4, 2010, Zoo Entertainment, Inc. (the “Company”) announced that its Board of Directors has approved a reverse split of the Company’s common stock, par value $0.001 per share, at a ratio of one for 600 shares.  The Company's common stock is expected to begin trading on a post-split basis on or about May 10, 2010.  As a result of the reverse stock split, every 600 shares of the Company's common stock will be combined into one share of common stock. Any fractional share resulting from the reverse stock split will be rounded up to the nearest whole number. The split will reduce the number of the Company's outstanding shares of common stock from 2,778,409,829 to 4,630,741, assuming no outstanding options or warrants are exercised.

Following the reverse stock split, the Company will have outstanding options to purchase an aggregate of: 280 shares of common stock at an exercise price of $1,548 per share; 353 shares of common stock at an exercise price of $1,350 per share; 2,438 shares of common stock at an exercise price of $912 per share; 1,250 shares of common stock at an exercise price of $180 per share; 585,645 shares of common stock at an exercise price of $2.46 per share; and 675,272 shares of common stock at an exercise price of $1.50 per share.

Following the reverse stock split, the Company will have outstanding warrants to purchase an aggregate of: 2,383 shares of common stock at an exercise price of $1,704 per share; 531 shares of common stock at an exercise price of $1,278 per share; 12,777 shares of common stock at an exercise price of $180 per share; 6,818 shares of common stock at an exercise price of $6.00 per share; and 1,017,194 shares of common stock at an exercise price of $0.01 per share.

Empire Stock Transfer, Inc. is the Company’s transfer agent and will act as exchange agent for the exchange of stock certificates in connection with the reverse split.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Number	Description
99.1	Press release, dated May 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2010
ZOO ENTERTAINMENT, INC.

	By:	/s/ David Fremed
	Name:	David Fremed
	Title:	Chief Financial Officer